Exhibit 99.1

scPharmaceuticals Inc. Reports First Quarter 2020 Financial Results and Provides Business Update

Remain on track to resubmit FUROSCIX® NDA with the FDA by mid-year 2020

Strong balance sheet with over $75M in cash

Projected annual loss for 2020 narrows to $36-40M

BURLINGTON, Mass., May 12, 2020 (BUSINESSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the first quarter ended March 31, 2020 and provided a business update.

Business Update

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Remain on track to resubmit the FUROSCIX New Drug Application (NDA) under the current 505(b)(2) approval pathway with the U.S. Food and Drug Administration (FDA) by mid-year 2020. FUROSCIX is the Company’s lead program for the treatment of congestion in patients with heart failure.

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Device validation and drug stability testing remain on track to be completed prior to the resubmission of the FUROSCIX NDA. All designated drug stability timepoints to date have been successfully completed with one final timepoint remaining prior to submission. The Company also continues to make progress on all key aspects of the device validation program and has recently accomplished critical function reliability testing. Final testing for both device validation and drug stability remains on schedule to be completed to enable the resubmission of the FUROSCIX NDA by mid-year 2020.

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Completed a third-party market research study as part of pre-commercialization preparation. The research study surveyed one hundred heart failure specialists and nurse practitioners regarding current outpatient diuresis treatment. Key findings included 100 percent of those surveyed agree/strongly agree that decreased oral diuretic bioavailability is an impediment to the effective treatment of heart failure (HF). Additionally, study respondents agreed that decreasing hospital readmissions/financial penalties was the primary driver of health systems establishing HF clinics. Overall, the research supports the opportunity for FUROSCIX to provide IV-level diuresis in outpatient settings. The Company will continue to turn its attention to pre-commercialization efforts taking a staged approach that efficiently follows FUROSCIX’s regulatory progress.

“We continue to make excellent progress as we drive towards our planned mid-year resubmission of the FUROSCIX NDA with the FDA,” said John Tucker, president and chief executive officer of the Company. “There is a tremendous need for alternative IV equivalent diuretic treatment options in outpatient settings. Recent market research confirms this need and FUROSCIX is a product that we believe has the potential to transform the treatment of heart failure and improve patient care, reduce hospitalization, and lessen healthcare costs.”

John Tucker continued: “We know the global COVID-19 pandemic has had a large impact on everyone and has temporarily changed the way the world operates. scPharmaceuticals is adhering to all advice from health authorities and complying with all guidelines. Fortunately, we believe the remaining work streams required to resubmit our FUROSCIX NDA will not be impacted by COVID-19 or any COVID-related delays and we continue to anticipate that we will meet all current milestones and timelines.”

First Quarter 2020 Financial Results and Financial Guidance

scPharmaceuticals reported a net loss of $7.1 million for the first quarter of 2020, compared to $8.7 million for the comparable period in 2019. Research and development expenses were $4.1 million for the first quarter of 2020, compared to $6.5 million for the comparable period in 2019. The decrease in research and development expenses for the quarter ended March 31, 2020 was primarily due to one-time costs in 2019 related to the transition to the Company’s next generation drug delivery system, offset by increased clinical and pharmaceutical development activities related to the advancement of FUROSCIX. General and administrative expenses were $2.5 million for the first quarter of 2020, compared to $2.3 million for the comparable period in 2019. The increase in general and administrative expenses for the quarter ended March 31, 2020 was primarily attributable to employee-related and professional service costs.

scPharmaceuticals ended the first quarter with $75.5 million in cash, cash equivalents, and restricted cash, compared to $72.8 million as of December 31, 2019. The increase was the result of the Company completing its at-the-market facility in the quarter ended March 31, 2020, which raised proceeds of $10.4 million, net of commissions. The increase was offset by the ongoing investment in product development.

Based on the Company’s current operating plan and variation of quarterly expenses, scPharmaceuticals is adjusting its prior forecasted 2020 loss of $9.0 to $11.0 million per quarter. The Company expects the loss for 2020 to be lower than prior guidance and in the range of $36.0 to $40.0 million for the fiscal year.

About FUROSCIX

FUROSCIX is a proprietary furosemide solution formulated to a neutral pH to allow for subcutaneous infusion via a wearable, pre-programmed on-body drug delivery system, for outpatient self-administration. FUROSCIX is being developed for treatment of congestion, or fluid overload, in patients with heart failure. FUROSCIX has the potential to provide an outpatient alternative for the treatment of worsening heart failure due to congestion.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the planned resubmission of the FUROSCIX NDA, including potential timing of, and the Company’s expected progress towards, the resubmission and the advancement of the Company’s device verification, research and validation studies, the Company’s planned efforts to prepare for commercialization of FUROSCIX, and the Company’s 2020 financial guidance, including projected annual loss. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company will not resubmit the FUROSCIX NDA in the expected timeframe or at all, the ability of the FUROSCIX On-Body Infusor to appropriately deliver therapy, the receipt of regulatory approval for the FUROSCIX On-Body Infusor or any of our other product candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates, and the risk that the current COVID-19 pandemic will impact the Company’s device validation, drug stability testing, the timing of the FDA’s review of the Company’s FUROSCIX NDA and other operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Katherine Taudvin, scPharmaceuticals Inc.

781-301-6706

ktaudvin@scpharma.com

Christopher F. Brinzey, Westwicke, an ICR Company

339-970-2843

chris.brinzey@westwicke.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)	THREE MONTHS ENDED MARCH 31,
	2019	2020
Operating expenses:
Research and development	$6,524	$4,146
General and administrative	2,323	2,503

Total operating expenses	8,847	6,649

Loss from operations	(8,847)	(6,649)
Other expense	(8)	(31)
Interest income	490	224
Interest expense	(354)	(636)

Net loss and comprehensive loss	$(8,719)	$(7,092)

Net loss per share, basic and diluted	$(0.47)	$(0.35)

Weighted—average common shares outstanding, basic and diluted	18,575,726	20,218,473

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)	DECEMBER 31, 2019	MARCH 31, 2020
Cash, cash equivalents and restricted cash	$72,806	$75,521
Working capital	70,410	74,410
Total assets	77,283	80,488
Term loan	18,915	18,996
Accumulated deficit	(129,455)	(136,547)
Total stockholders’ equity	51,365	55,104